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                     July 29, 2021

       Paul W. Orban
       Executive Vice President and Chief Financial Officer
       DISH DBS Corporation
       9601 South Meridian Boulevard
       Englewood, CO 80112

                                                        Re: DISH DBS
Corporation
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Form 10-Q for the
Quarterly Period Ended March 31, 2021
                                                            File No. 333-3192

       Dear Mr. Orban:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology